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                                                                     Exhibit 5.1

                  OPINION OF WILSON SONSINI GOODRICH & ROSATI


                               October 19, 2000


Read-Rite Corporation
345 Los Coches Street
Milpitas, California  95035

  Re:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

  We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 19, 2000 in connection with the registration under the Securities Act of 1933, as amended, of 4,000,000 shares of Common Stock (the "Shares") to be issued under your 1998 Nonstatutory Stock Option Plan (the "Plan").

  As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan, and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

  We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                          Sincerely,

                          WILSON SONSINI GOODRICH & ROSATI
                          Professional Corporation

                          /s/  WILSON SONSINI GOODRICH & ROSATI, P.C.